Exhibit 3.1

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

MAJESCOMASTEK

The undersigned, Ketan Mehta and Bhagwant Bhargawe, hereby certify that:

1.   They are the President and the Secretary, respectively, of MajescoMastek, a California corporation.

2.   The Articles of Incorporation of the corporation are amended and restated in full to read as follows:

I.

The name of this corporation is MajescoMastek.

II.

The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

III.

This corporation is authorized to issue only one class of shares of stock, and the total number of shares which this corporation is authorized to issue is 300,000,000 with a par value of $0.002 per share.

IV.

The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

V.

The corporation is authorized to provide indemnification of agents (as defined in Section 317 of the Corporations Code) for breach of duty to the corporation and its stockholders through bylaw provisions or through agreements with the agents, or both, in excess of the indemnification otherwise permitted by Section 317 of the Corporations Code, subject to the limits on such excess indemnification set forth in Section 204 of the Corporations Code.

3.   The foregoing amendment and restatement of Articles of Incorporation has been duly approved by the board of directors.

4.   The foregoing amendment and restatement of Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902, California Corporations Code. The total number of outstanding shares of the corporation is one hundred eighty-three million four hundred fifty thousand (183,450,000). The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than fifty percent (50%).

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in these Amended and Restated Articles of Incorporation are true and correct of our own knowledge, as executed on this 20th day of March, 2011.

/s/ Ketan Mehta	/s/ Bhagwant Bhargawe

Ketan Mehta, President	Bhagwant Bhargawe, Secretary

CERTIFICATE OF AMENDMENT

OF

ARTICLES OF INCORPORATION

The undersigned certifies that:

1.	They are the president and secretary, respectively, of MajescoMastek, a California corporation.

2.	Article I of the Articles of Incorporation of this corporation is amended to read as follows:

The name of this corporation is Majesco.

3.	The foregoing amendment of Articles of Incorporation has been duly approved by the board of directors.

4.	The foregoing amendment of Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902 of the California Corporations Code. The total number of outstanding shares of the corporation is 183,450,000. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50%.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Date: October 30, 2014	/s/ Ketan Mehta
Ketan Mehta
President

/s/ Lori Stanley
Lori Stanley
Secretary